Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

March 14, 2007

Chattem, Inc.

1715 West 38th Street

Chattanooga, Tennessee 37409

Re:	Chattem, Inc. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Chattem, Inc., a Tennessee corporation (the “Company”), for purposes of rendering this opinion. We understand that this opinion will be filed as an exhibit to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) up to $125,000,000 in aggregate principal amount of 2% Convertible Senior Notes due 2013 (the “Notes”) of the Company and (ii) the shares of common stock, without par value, issuable upon conversion of the Notes. The Notes were issued pursuant to an indenture (the “Indenture”), dated as of November 22, 2006, between the Company and U.S. Bank, National Association, as Trustee.

We have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates of representatives of the Company.

We have assumed that the Company is validly existing and is in good standing under the laws of the State of Tennessee and that the execution, delivery and performance of all obligations under the Indenture and the Notes have been duly authorized by all requisite action by each party thereto. We have also assumed that the Indenture has been duly executed and delivered by each party thereto and that such agreement is the valid and binding agreement of each party thereto (other than the Company), enforceable against such parties (other than the Company) in accordance with its terms.

Chattem, Inc.

March 14, 2007

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture.

Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

We are members of the Bar of the State of New York. This opinion letter is limited in all respects to the laws of the State of New York.

We have, without making any independent investigation with respect thereto, relied upon, and the opinions set forth above are subject to the assumptions, qualifications, exceptions and limitations set forth in, the opinion letter of Miller & Martin, PLLC, dated the date hereof and to be filed as Exhibit 5.2 to the Registration Statement.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that is included in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP